Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Kate de Santis
Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES SECOND QUARTER 2008 FINANCIAL
RESULTS AND KEY DEVELOPMENTS
- Albuferon® Phase 3 trial in genotype 1 hepatitis C completes treatment phase -
- Enrollment of patients into screening completed in second LymphoStat-B® Phase 3 trial in systemic lupus erythematosus; completion of randomization expected in August 2008 -
- Initial data from Phase 2 HGS-ETR1 multiple myeloma study expected in third quarter 2008 -
ROCKVILLE, Maryland — July 30, 2008 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results and key developments for the quarter ended June 30, 2008.
“During the second quarter, we continued to make excellent progress in our Phase 3 trials of Albuferon® in chronic hepatitis C and LymphoStat-B® in systemic lupus erythematosus,” said H. Thomas Watkins, President and Chief Executive Officer, HGS. “Our timelines to Phase 3 results and the filing of marketing applications are on track for both of these key lead products. Our oncology program also continued to show solid progress. For HGS-ETR1, we expect to have data available from our multiple myeloma trial in the third quarter of 2008, and we will soon complete enrollment in our non-small cell lung cancer trial.”
FINANCIAL RESULTS
HGS reported increased revenues for the quarter ended June 30, 2008 of $11.6 million, compared with revenues of $9.0 million for the same period in 2007. Revenues included $8.9 million recognized from the Albuferon agreement with Novartis, and $1.6 million in revenue recognized from the LymphoStat-B agreement with GlaxoSmithKline (GSK).
The Company reported a net loss for the quarter ended June 30, 2008 of $74.2 million ($0.55 per share), compared with a net loss for the second quarter of 2007 of $51.3 million ($0.38 per share). The increased net loss for the quarter was due primarily to increased research and development costs related to the progress of LymphoStat-B Phase 3 trials, in addition to increased ABthrax manufacturing costs for production required to initiate delivery to the Strategic National Stockpile under the Company’s agreement with the U.S. Government.
For the six months ended June 30, 2008, HGS reported increased revenues of $23.8 million, compared with revenues of $18.3 million for the same period of the previous year. Revenues included $17.7 million recognized from the Albuferon agreement and $3.3 million recognized from the LymphoStat-B agreement.
The Company reported a net loss of $121.1 million ($0.90 per share) for the six months ended June 30, 2008, compared with a net loss of $102.3 million ($0.76 per share) for the same period of the previous year. The increased net loss for the six months was due primarily to increased research and development costs related to LymphoStat-B Phase 3 trials and the Company’s oncology portfolio, including HGS-ETR1 and HGS1029, in addition to increased ABthrax manufacturing costs. These costs were partially offset by a one-time gain resulting from the sale of CoGenesys, Inc. stock to Teva Pharmaceutical Industries, Ltd.
Net cash burn for the six months ended June 30, 2008 totaled $113.1 million. (For information on the calculation of this non-GAAP financial measure, visit www.hgsi.com/documents/Q2results/netcashburn.pdf.) As of June 30, 2008, cash and investments totaled $539.3 million, of which $466.8 million is unrestricted and available for operations. This compares with cash and investments totaling $603.8 million, of which $532.9 million was unrestricted and available for operations, as of December 31, 2007.
“Our expectation for 2008 net cash burn remains in line with prior guidance of $135-155 million, and our cash position remains strong,” said Tim Barabe, Senior Vice President and Chief Financial Officer, HGS. “This includes $100-120 million in ABthrax revenue that we expect to receive in late 2008.”
HIGHLIGHTS OF RECENT PROGRESS
Albuferon®: Treatment Phase of Both Phase 3 Trials Completed; Timeline on Track for Phase 3 Data and Filing of Marketing Applications
In July 2008, HGS completed the treatment phase of ACHIEVE 1, one of two Phase 3 trials of Albuferon (albinterferon alfa-2b) in combination with ribavirin in treatment-naïve patients with chronic hepatitis C. The Company completed the treatment phase of ACHIEVE 2/3 in April 2008. ACHIEVE 1 is being conducted in patients with genotype 1 chronic hepatitis C; ACHIEVE 2/3 is being conducted in patients with genotypes 2 and 3 chronic hepatitis C. HGS remains on track to have ACHIEVE 2/3 data in December 2008 and ACHIEVE 1 data by spring 2009, with filing of global marketing applications by fall 2009. Albuferon is being developed by HGS and Novartis under an exclusive worldwide co-development and commercialization agreement entered into in June 2006.

LymphoStat-B®: Enrollment of Patients into Screening Completed in Second Phase 3 Trial in Systemic Lupus Erythematosus; Timeline on Track for Phase 3 Data and Filing of Biologics License Application
HGS has completed the enrollment of patients into screening in BLISS-76, the second of two Phase 3 trials of LymphoStat-B (belimumab) in active systemic lupus erythematosus (SLE), and expects to complete randomization and initial dosing in the study in August 2008. The Company completed randomization and initial dosing in BLISS-52 in April 2008. The first Phase 3 data are expected by mid-2009, and all Phase 3 data to support regulatory filings are expected in fall 2009. It is anticipated that a BLA will be filed in the United States in the first half of 2010. LymphoStat-B is being developed by HGS and GSK under a co-development and commercialization agreement entered into in August 2006.
At the 2008 Congress of the European League Against Rheumatism (EULAR) in June, the Company presented three-year data from a long-term Phase 2 continuation trial demonstrating that belimumab was associated with sustained improvement in disease activity across multiple clinical measures, decreased frequency of disease flares and potential steroid-sparing activity. It was also generally well tolerated through three years on treatment in combination with standard of care in patients with serologically active SLE. The results confirm and extend the data presented at previous scientific meetings at earlier time points, including a significant reduction in SLE disease activity as measured by the response rate chosen as the primary efficacy endpoint of the Phase 3 trials.
Oncology Products: Initial Data from HGS-ETR1 Multiple Myeloma Trial Expected Third Quarter 2008; Completion of Randomization in HGS-ETR1 NSCLC Trial Expected Shortly; HGS-ETR1 Hepatocellular Cancer Trial and First Clinical Trial of HGS1029 Initiated
Three randomized chemotherapy combination trials of HGS-ETR1 (mapatumumab) are currently underway to evaluate its potential in the treatment of specific cancers. Together, the three trials comprise a critical proof-of-concept phase in the development of HGS-ETR1:
•	HGS expects to have initial data available in the third quarter of 2008 from a randomized Phase 2 trial of HGS-ETR1 in combination with Velcade (bortezomib) in advanced multiple myeloma.
•	Enrollment is progressing well in the Company’s randomized Phase 2 trial of HGS-ETR1 in combination with paclitaxel and carboplatin as first-line therapy in patients with non-small cell lung cancer (NSCLC). HGS now expects to complete randomization and initial dosing in the NSCLC study shortly; initial data are anticipated in 2009.
•	In July 2008, HGS initiated dosing in the safety lead-in to a randomized Phase 2 trial of HGS-ETR1 in combination with Nexavar (sorafenib) in patients with advanced hepatocellular cancer (HCC), which accounts for 80-90% of all liver cancers. The Company presented preclinical data that support the HCC study at the 2008 American Association for Cancer Research annual meeting in April.
In May 2008, HGS initiated dosing in a Phase 1 clinical trial to evaluate the safety and tolerability of its lead IAP inhibitor, HGS1029, as monotherapy in patients with advanced solid tumors. Results of the study will also help identify the recommended dose for Phase 2 trials.
In April 2008, HGS reacquired rights to its TRAIL receptor antibodies HGS-ETR1 and HGS-ETR2 (lexatumumab) from GSK.

Darapladib: Phase 3 Plans Announced by GSK
In April 2008, GSK announced that it intends to advance darapladib to Phase 3 clinical trials as a potential treatment for atherosclerosis. Darapladib, a small-molecule inhibitor of Lp-PLA2, was discovered by GSK based on HGS technology. HGS will receive a 10% royalty on worldwide sales of darapladib if it is commercialized, and also has a 20% co-promotion option in North America and Europe.
CONFERENCE CALL
HGS management will hold a conference call to discuss this announcement today at 5 PM Eastern Time. Investors may listen to the call by dialing 888-686-9685 or 913-312-0412, passcode 4551709, five to 10 minutes before the start of the call. A replay of the conference call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-203-1112 or 719-457-0820, confirmation code 4551709. Today’s conference call also will be webcast and can be accessed at www.hgsi.com. Investors interested in listening to the live webcast should log on before the conference call begins to download any software required. Both the audio replay and the archive of the conference call webcast will remain available for several days.
ABOUT HUMAN GENOME SCIENCES
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs.
The HGS clinical development pipeline includes novel drugs to treat hepatitis C, lupus, inhalation anthrax, cancer and other immune-mediated diseases. The Company’s primary focus is rapid progress toward the commercialization of its two key lead drugs, Albuferon® (albinterferon alfa-2b) for hepatitis C and LymphoStat-B® (belimumab) for lupus. Phase 3 clinical trials of both drugs are ongoing.
ABthrax™ (raxibacumab) is in late-stage development for the treatment of inhalation anthrax, and the Company is on track to begin the delivery in fall 2008 of 20,000 doses of ABthrax to the Strategic National Stockpile under a contract entered into with the U.S. Government in June 2006. HGS also has three drugs in clinical development for the treatment of cancer, including two TRAIL receptor antibodies and a small-molecule antagonist of IAP (inhibitor of apoptosis) proteins. In addition, HGS has substantial financial rights to three products in the GSK clinical development pipeline.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to clinical_trials@hgsi.com or by calling HGS at (301) 610-5790, extension 3550.
HGS, Human Genome Sciences, ABthrax, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
SAFE HARBOR STATEMENT
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of

1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company will continue to face risks related to animal and human testing, to the manufacture of ABthrax and to FDA concurrence that ABthrax meets the requirements of the ABthrax contract. If the Company is unable to meet the product requirements associated with the ABthrax contract, the U.S. government will not be required to reimburse the Company for the costs incurred or to purchase any ABthrax doses, and we will not receive any of the expected revenues relative to ABthrax. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
(See selected financial data on following pages.)

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(dollars in thousands, except share and per share amounts)
Revenue — R&D contracts	$11,567	$9,007	$23,842	$18,270

Costs and expenses:
Research and development(a)	67,455	49,385	140,009	96,564
General and administrative(b)	14,332	13,159	30,343	25,128
Lease termination and restructuring credits.	—	(3,673)	—	(3,673)

Total costs and expenses	81,787	58,871	170,352	118,019

Income (loss) from operations	(70,220)	(49,864)	(146,510)	(99,749)
Net investment income (expense)	(3,970)	(1,405)	(7,114)	(2,549)
Gain on sale of long-term equity investment.	—	—	32,518	—

Income (loss) before taxes	(74,190)	(51,269)	(121,106)	(102,298)
Provision for income taxes	—	—	—	—

Net income (loss)	$(74,190)	$(51,269)	$(121,106)	$(102,298)

Net income (loss) per share, basic and diluted	$(0.55)	$(0.38)	$(0.90)	$(0.76)

Weighted average shares outstanding, basic & diluted	135,341,265	134,239,831	135,310,548	134,136,177

(a)	Includes stock-based compensation expense of $2,733 ($0.02 per share) and $3,380 ($0.03 per share) for the three months ended June 30, 2008 and 2007, respectively. Includes stock-based compensation expense of $5,234 ($0.04 per share) and $6,350 ($0.05 per share) for the six months ended June 30, 2008 and 2007, respectively.

(b)	Includes stock-based compensation expense of $2,108 ($0.02 per share) and $2,295 ($0.02 per share) for the three months ended June 30, 2008 and 2007, respectively. Includes stock-based compensation expense of $4,070 ($0.03 per share) and $4,345 ($0.03 per share) for the six months ended June 30, 2008 and 2007, respectively.
CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	June 30, 2008	December 31, 2007
	(dollars in thousands)
Cash, cash equivalents and investments (c)	$539,340	$603,840
Total assets (c)	846,777	949,105
Total debt and lease financing	755,354	754,099
Total stockholders’ equity (deficit)	(120,489)	(11,902)

(c)	Includes $72,494 and $70,931 in restricted investments at June 30, 2008 and December 31, 2007, respectively.
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